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THE WALT DISNEY COMPANY

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The following materials were mailed to shareholders of the Registrant beginning February 27, 2004. The materials may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

February 27, 2004

Fellow Disney Shareholders,

The Walt Disney Company is dedicated to building long-term shareholder value by continuing to produce and distribute high quality family entertainment. Fortune Magazine this week recognized this by naming The Walt Disney Company as America’s Most Admired Entertainment Company, based on a survey of top entertainment industry executives, directors and securities analysts. Being the best is an exceptional statement about our business, our organization and how we operate.

This year, your company expects to grow its earnings from continuing operations in excess of 30%. In fact, as a consequence of the strategy management is implementing across all segments of the company, the company expects to deliver double-digit compound growth in earnings through at least 2007. You should also be extremely pleased, as are we, about your company’s strong future potential, its momentum and the significant value of its brands and assets.

This strong performance reflects the business, financial and creative direction of Disney under the leadership of Michael Eisner and his management team. Your Board believes the company’s current structure and strategy will maximize shareholder value. Enclosed please find a guest column recently published in “Variety” that also illustrates on a personal level your management team’s commitment to creative excellence and to maintaining Disney’s position as the leading creator and distributor of high quality family entertainment.

To continue to generate value for you, the company has to remain focused on two primary goals – performance and the continued development of creative family entertainment. And that’s what we’re doing. The commitment to creative excellence has never wavered, and over the long term is producing results.

Your vote FOR each of the Director nominees is important to keep the momentum of The Walt Disney Company going. To cast your vote, please use the telephone or Internet voting procedures described in the enclosed proxy form.

By doing so, you are making an important statement that, as shareholders, you do not want The Walt Disney Company distracted from concentrating all its talents and resources on continuing the company’s momentum, and continuing its rich tradition of creative excellence – in short, realizing the full potential of our creative strength and enhancing thereby shareholder value.

Thank you for your continued support and confidence.

Sincerely,

Your Board of Directors

For additional information, please contact The Walt Disney Company’s proxy information help line, at 866-775-2703 or 877-750-9497.

Some of the statements in this release constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results implied by these forward-looking statements, depending on a variety of factors including the general state of the economy and other factors identified in our filings with the Securities and Exchange Commission, including our most recent Report on Form 10-K. We undertake no responsibility to update those statements.

As published in “Variety,” Feb. 25, 2004, page 52

GUEST COLUMN

A nod to the chief Mousketeer

David Kirkpatrick

I am writing today to celebrate a man’s creativity and managerial skill. This man has gotten a bit banged up lately, and I am saddened by all the cascading public and media assassination of Michael Eisner, especially when so much of it has been coming from our own creative community.

In America, we still live in a meritocracy where a man or a woman can achieve success through their accomplishments in their respected fields. Whether at ABC, Paramount Pictures, or Disney, Michael Eisner succeeded. He has become one of if not the most powerful individual in the entertainment industry because of the merits of his efforts. I have to believe that some of the unkindness directed his way is jealousy because of that power.

I was shocked when I read Stanley Gold and Roy Disney’s website calling Disney “rapacious” and “soul-less.” Roy Disney is a product not of meritocracy but of prejudice over experience. Roy Disney’s legacy, I am afraid, will be that he recklessly went about weakening the company that bears his family name and opened the door to outsiders.

On the savedisney.com website there is an editorial that calls Michael Eisner an imposter, “hiding behind a guise of a creative man”. To have taken Disney from a clever mouse sleeping on the lawns of Burbank into the $68 billion media giant that dominates the worldwide landscape is not about luck nor is it about being an imposter of creativity.

Central to Michael’s being is creativity. He comes from the old school in Hollywood of Thalberg and Zanuck who believed great entertainment comes from strong narrative. “People will always respond to the transcendent nature of the story whether it’s on your TV screen, the movie screen, or the face of your wristwatch,” Michael Eisner said in 1984. “At its essence, storytelling is transcendent because it allows the receiver to travel”. I saw ringside Michael Eisner fight to make the “Indiana Jones” series, create the idea of the “Beverly Hills Cop” franchise which did over a billion dollars in worldwide box office, write insightful handwritten notes on dozens of successful and critically acclaimed movies.

Should Michael Eisner be penalized for his endurance, hard work and for his incredible success in this meritocracy? Roy Disney sure thinks so. It is ironic that Michael Eisner is suffering now at the hands of Walt Disney’s nephew. When I spent my two years at Disney in the late 80s, I viewed Michael first hand forever defending the heir, Roy Disney to his top executive staff. By the top brass, Roy had been nicknamed “Fredo,” the likeable but seemingly useless son of the “Godfather’s” Corleone family.

While Roy had bad conceptual ideas and terrible story instincts, Michael Eisner felt that it was important to honor Walt Disney’s heritage by being respectful to the person who bore his last name; besides, Roy had supported Michael being hired as Chairman. However, it was Jeffrey Katzenberg and Peter Schneider who were the guardians of the revolution in animation, not Roy Disney. Could Roy Disney’s rage be fueled by jealousy? Could Roy still be upset that last year Michael Eisner would not allow Roy’s son, Roy Patrick, to be appointed a director of The Walt Disney Company, allowing this respectful but draining chain of nepotism to continue?

It is too bad that Michael Eisner’s last name is not Disney.

Michael is the last standing content-schooled Chairman of a major media corporation – not only of the studio but the entire corporation. Michael Eisner comes out of story development – he understands the essence of entertainment. “Distribution is nothing without great content,” he said on many an occasion. This past year Disney broke the historical record for the biggest global box office of all time with a staggering worldwide gross exceeding $3 billion. This gross includes not only the wonderful Pixar movie, “Finding Nemo,” but also “Pirates of the Caribbean,” the first movie ever to be based on an amusement ride to garner an Academy Award nomination for best actor. Does Disney need more “pipe” to succeed? Could the Comcast pipe cripple Disney’s culture, like the AOL pipe crushed Warner Bros.?

With his media spin machine, Roy Disney has made it look as if the breakdown in the Pixar negotiation is the ruination of Disney. Comcast has now stepped in for a hostile takeover.

With a single movie, “The Little Mermaid,” Michael Eisner and the gifted Jeffrey Katzenberg revolutioned animation and turned it into a multi-billion dollar business. How? Adults had stopped going to well-meaning Disney duds like “Black Cauldron.” According to Michael, the pictures had “become adult punishing.” The hiring of Howard Ashman and Howard Menken, the witty and campy creators/song writers of “Little Shop of Horrors,” changed animation in the modern world, and made it adult friendly. “The Little Mermaid” was a smash hit. It became the paradigm for all animation that has arisen since its success, including the Pixar movies.

If Michael revolutioned Disney animation before, why can’t he do it again? Is there a new technology to follow Pixar’s CGI? If anyone can find it, Michael Eisner can. Twenty years ago while we were still trying to get our Selectrics out of our offices, Michael Eisner was taking computer classes and bringing the keyboard back into his office. “Laugh now,” Eisner would say as he would rush off to night computer classes at UCLA in 1983, “but this whole computer thing is giant!”

Convinced that a computer revolution was upon us that would eventually “duplicate reality,” Michael sent us out to garages in the San Fernando Valley looking for people who were developing it. Perhaps he had an instinct about Pixar before Pixar even existed. Walt Disney’s Mickey Mouse and Oswald The Rabbit were created in a garage in Kansas City. Steve Wozniak and Steven Jobs started “Apple” in Jobs’ parents’ garage in Northern California. As long as there is imagination, talented new people and exciting story telling technologies will emerge from garages around America and Michael Eisner understands that. It’s the foundation of meritocracy: greatness can spring from anywhere.

The March shareholders meeting is coming, Comcast is in the mix, the media smells blood, and America loves a good fight. But at the end of the day, what is right for the company?

Under Michael Eisner’s tutelage, The Walt Disney Company has grown from a valuation of $2 billion in 1984 to its present valuation by Comcast of $68 billion. Michael Eisner has added tremendous value to the company and yet he still believes and understands the fundamental nature of entertainment: traveling. And unlike oil, unlike water, the creative content that moves through the entertainment pipe needs to have a transcendent nature if people are going to turn on the tap – whether on the big screen or the face of a wristwatch.

David Kirkpatrick is an independent producer. He worked with Michael Eisner at Paramount from 1977 to 1984. He worked with Michael Eisner again in 1988 and 1999 as production chief of both Walt Disney Pictures and Touchstone Pictures.

Used with permission of Mr. Kirkpatrick and Variety.